Exhibit 99.1

NEXMED PROVIDES UPDATE ON ANTI-FUNGAL PRODUCT

-Company to Appeal Nasdaq Delisting Decision-

East Windsor, NJ, October 14, 2009 -- NexMed, Inc. (Nasdaq: NEXM), a developer of products based on the NexACT® technology, today announced that it has completed its post hoc analysis of NM100060, the Company’s topically-applied treatment for onychomycosis, commonly known as nail fungus. Based on this analysis, NexMed seeks to pursue signing a partner for further development of the product.

NM100060 has previously been tested in approximately 2,000 patients enrolled in three Phase 3 clinical studies conducted by Novartis.  On July 7, 2009, the Company announced the mutual decision with Novartis to terminate the exclusive, global licensing agreement for NM100060.

Vivian Liu, NexMed’s Chief Executive Officer said, “The recently completed analysis of the Novartis data indicates a real effect of treatment in certain patient populations and continues to support our conclusion about the product’s potential for treating patients with mild onychomycosis.  With the lessons learned from the Novartis studies, we are convinced that additional Phase 3 studies can be successfully conducted which, we believe, will generate significant results.  Toward that end, we are currently sharing, on a confidential basis, NexMed’s highly extensive and proprietary clinical database with potential partners interested in licensing NM100060 for further development.”

On August 12, 2009, Nasdaq made the decision to delist the Company’s stock from the Capital Market based on the Company’s failure to comply with the minimum $2.5 million in stockholders’ equity requirement for continued listing as set forth in Marketplace Rule 5550(b).  As previously announced on August 27, 2009, NexMed submitted its plan to achieve and sustain compliance with Marketplace Rule 5550(b) and remain listed on the Nasdaq Capital Market; however, the plan was subsequently denied by the Nasdaq staff.  The Company announced today that it will file a hearing request with the Nasdaq Listing Qualifications Panel (the “Panel”) before the end of business on October 15, 2009 in order to appeal this denial.  NexMed’s stock will continue to be listed on the Nasdaq Capital Market pending the final decision by the Panel.  A hearing date has not yet been set by Nasdaq.

As of June 30, 2009, the date of the most recently filed financial statements, the Company’s total stockholders’ equity was $1,700,553.  In order to comply with the $2.5 million stockholders’ equity criteria, the Company would need to increase its stockholders’ equity through an equity financing and/or increased net income.   The Company also remains on notice for maintaining the minimum $1 bid requirement as set forth in Marketplace Rule 5550(a)(2).  However, because Nasdaq has temporarily suspended enforcement of this requirement, the Company now has until January 25, 2010 to meet that requirement.

About NexMed
NexMed’s pipeline includes a late stage terbinafine treatment for onychomycosis, a late stage alprostadil treatment for erectile dysfunction, a Phase 2 alprostadil treatment for female sexual arousal disorder, and an early stage treatment for psoriasis. For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, entering into licensing agreements for products under development, obtaining regulatory approval for its products under development, entering into a strategic transaction for the company, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.

# # #

Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com